CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees and Shareholders

Wells Fargo Master Trust

We consent to the use of our report dated April 26, 2017, with respect to the financial statements of Wells Fargo Diversified Fixed Income Portfolio, Wells Fargo Diversified Stock Portfolio, and Wells Fargo Short-Term Investment Portfolio, three of the funds comprising the Wells Fargo Master Trust, incorporated herein by reference and to the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

Boston, Massachusetts

June 27, 2017